Exhibit 99.1

Contacts:	James K. Johnson
Chief Financial Officer
Alloy, Inc.
212/244-4307

For immediate release:

Alloy Stockholders Approve Reverse Stock Split;

Alloy Board Authorizes One for Four Reverse Split

New York, NY – January 12, 2006—Alloy, Inc. (“Alloy”) (NASDAQ: ALOY) today announced that, at a special meeting of its stockholders held earlier today, more than a majority of the company’s outstanding shares voted in favor of authorizing the Alloy Board of Directors to amend the company’s restated certificate of incorporation to effect, at the Board’s discretion, a one for two, one for three or one for four reverse stock split. Subsequent to the special stockholder meeting, the Alloy Board of Directors approved implementing a one for four reverse split of the issued and outstanding shares of Alloy’s common stock. The Board authorized the company to implement such reverse stock split as soon as practical; the company anticipates that the reverse split will be effective within the next three weeks.

Upon the effectiveness of the reverse stock split, every four shares of Alloy common stock will be converted and reclassified as one share. Alloy does not intend to issue any fractional shares in connection with the reverse stock split. Stockholders holding fractional shares will be entitled to a cash payment equal to the fraction to which such stockholders would otherwise be entitled, multiplied by the closing price of the Alloy common stock on the trading day immediately preceding the reverse split effective date.

After giving effect to the reverse split, Alloy will have approximately 11.6 million shares outstanding. The reverse split will affect all shares of Alloy’s common stock, including those shares underlying stock options, warrants and convertible debentures outstanding immediately prior to the reverse split effective date.

About Alloy, Inc.

Alloy, Inc., under the banner of Alloy Media + Marketing (AM+M), is a media and marketing services company that primarily targets Generation Y, a key demographic segment comprising more than 60 million boys and girls in the United States between the ages of 10 and 24. AM+M is one of the largest providers of directed media and promotional marketing programs toward this important demographic. Working with AM+M, marketers connect with their intended audience through a host of advertising and marketing programs incorporating Alloy’s wide ranging media and marketing assets, expertise and relationships including direct mail catalogs, college and high school newspapers, web sites, display media boards, college guides, and promotional events. For further information regarding Alloy, please visit our corporate website at (www.alloyinc.com).

This announcement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. Factors that might cause or contribute to such differences include, among others, our ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; develop our sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: our competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world, and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” set forth in Alloy’s filings with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.